Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS THAT ITS SH-2G(A) HELICOPTER PROGRAM FOR THE ROYAL AUSTRALIAN NAVY HAS ENTERED THE FORMAL QUALIFICATION TESTING PHASE FOR THE ITAS SOFTWARE

Bloomfield, Connecticut (June 8, 2006)— Kaman Corporation reported today that the software for the Integrated Tactical Avionics System (ITAS) for the SH-2G(A) Super Seasprite helicopter has entered Formal Qualification Testing (FQT) at Kaman’s subcontractor CSC-Australia in Sydney. The testing will be witnessed by the customer.

Paul R. Kuhn, chairman, president and chief executive officer, said: “ITAS represents an impressive systems and weapons management capability that will enable a crew of 2 to perform complex missions that would otherwise require a crew of 3 or 4 to complete. In May, 2006, the company finished the last of approximately 400 pre-qualification software tests of the ITAS software, paving the way for the beginning of the formal qualification testing process, which has now begun. We anticipate that the FQT phase will take approximately 2 months, followed by final flight acceptance testing of the 11 full mission-capable helicopters beginning during the third quarter of 2006.

“Entering the FQT process is an important milestone for the program,” Kuhn continued. “Our subcontractors, CSC-Australia and Northrop Grumman, have worked hard to support this effort, and I appreciate the continuing efforts of all involved in the program as we move closer to completion of the contract.”

Kaman continues in conversation with the Royal Australian Navy with regard to an anomalous flight condition attributed to the aircraft’s airspeed sensor that resulted in grounding of the aircraft. The company believes that it has determined the cause of the anomaly and has a plan for resolution of the issue. A replacement component is being readied for delivery. Following resolution of the airspeed sensor issue and completion of final flight acceptance testing, it is anticipated that final acceptance of the aircraft will occur.

Kaman Aerospace Corp. is part of the Aerospace segment of Kaman Corp. (NASDAQ:KAMN) of Bloomfield, Conn. The Aerospace segment markets and supports the SH-2G and K-MAX® helicopters, is a subcontractor for complex metallic and composite structures and components for commercial, military and general aviation aircraft, designs and manufactures missile and bomb fuzing devices for the U.S. and allied militaries, and is a leading manufacturer of widely-used proprietary airframe bearings and components.

Kaman Corp. conducts business in the aerospace, industrial distribution and music markets.

Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com